Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	(1)	457(a)	62,006,269	$0.2505	$15,532,570.38	0.0001381	$2,145.48

Total Offering Amounts:							$15,532,570.38		2,145.48
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$2,145.48

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), of Faraday Future Intelligent Electric Inc. (the “Company”) that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Company’s outstanding shares of Class A Common Stock.

Consists of 62,006,269 shares of Class A Common Stock registered for resale by the selling securityholders named in this registration statement.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low prices of the Class A Common Stock on The Nasdaq Stock Market on July 2, 2026 (such date being within five business days of the date that this registration statement on Form S-3 was filed with the U.S. Securities and Exchange Commission) which were $0.2670 and $0.2340, respectively.